Exhibit (g)1.21

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Custodian Agreement

Pursuant to Section 14 of the Custodian Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company, dated October 31, 1988, RIC advises you that it is creating six new funds to be named the Retirement Distribution Fund I – A Shares, Accelerated Distribution Fund I – A Shares, Extended Distribution Fund I – A Shares, Retirement Distribution Fund I – S Shares, Accelerated Distribution Fund I – S Shares and Extended Distribution Fund I – S Shares (the “New Funds”). RIC desires for State Street Bank and Trust Company to serve as Custodian with respect to each New Fund pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to each New Fund in return for its services are set forth in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2007

STATE STREET BANK AND TRUST COMPANY

By:
Its: